Exhibit 99.3

Pura Naturals Enhances Anti-Viral Product Offerings with All-Natural

Liquid Surface Cleaner Now Under EPA Review as Covid-19

(Coronavirus) Fighting Agent

April 16, 2020 06:39 AM Pacific Daylight Time

LAKE FOREST, Calif.--(BUSINESS WIRE)--Pura Naturals Inc. (OTCPINK: PNAT) (“Pura” or the “Company”), makers of ecofriendly earth-conscious cleaning products, today announced that in addition to the Coronavirus fighting soap infused sponge line of products, the Company will offer a modified all-natural bio-degreaser liquid cleaner to address the coronavirus, and is working with its existing partners to distribute these products on a large scale.

Robert Doherty, C.E.O., states, “We have been intensely working to address the Coronavirus and working with our proprietary formulas, adding to our product offerings. Working together with our partners, an application for anti-viral disinfectant registration is under review at the Environmental Protection Agency for a modified all-natural surface cleaner, together with outside laboratory supportive composition data that was obtained this past week. Our anti-viral soap infused sponges are under review at the EPA, and now the liquid cleaner has been added to our portfolio of products seeking EPA registration as a governmentally recognized anti-viral (anti-coronavirus) agent. We will add this product through our existing sale channels. We are also already working with third parties to open the doors to much broader channels”.

About Pura Naturals

Pura Naturals manufactures cleaning products that absorb grease and grime like a magnet. Pura Naturals' foam technology was developed in response to the gulf oil spill. The revolutionary foam absorbs grease while repelling water and inhibiting bacteria growth and odors. The earth conscious company prides itself on its plant-based products made from renewable resources with no petroleum by-products. Pura Naturals’ products are sold online through Amazon and Homedepot.com, and in stores at Ace Hardware, True Value Hardware, Menards, and other retailers nationwide.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. They are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements. We are not obligating ourselves to update this information based on new or changed circumstances. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, changes in relationships with third parties, product mix sold by the Company and other information, including the Company’s risk factors, described in the Company’s most recent periodic filings with the Securities and Exchange Commission.

1

Contacts

Robert Doherty, Chief Executive Officer Pura Naturals Inc. P: 949-273-8100 www.puranaturalsproducts.com Email: info@puranaturalsproducts.com

Tweets by @Pura_Naturals

Replying to @Pura_Naturals

California Governor Gavin Newsom, the Center for Disease Control, and other authorities. We are open for business within those guidelines and remain positive about our future. We will provide another update on our business activities in approximately 2 weeks.

Mar 26, 2020

We wish all of our customers good health & safety during this uncertain time in our history relative to the Coronavirus epidemic. Pura Naturals & the Grease Beast brand of products are taking the proper safeguards for our employees & staff as outlined by the President of the

USA

Mar 26, 2020

Our Grease Beast products are located in all Menards store locations at their point of sale and selling fast! If you want to find a location you can go to our website and use our store locator!!

greasebeastscrubpads.com

2

3